SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): January 12, 2001

                                  ELCOTEL, INC.
             (Exact name of registrant as specified in its charter).

           Delaware                     000-15205                592518405
(State or other jurisdiction           (Commission             (IRS Employer
       of incorporation)               File Number)          Identification No.)


 6428 Parkland Drive, Sarasota, Florida                             34243
(Address of principal executive offices)                         (Zip Code)

                         Registrant's telephone number,
                       including area code: (941) 758-0389

Item 5. Other Events

      On January 12, 2001, Bank of America, N.A. (the "Bank") filed a lawsuit under case number 2001CA192 against Elcotel, Inc. and its subsidiaries (the "Company") in the Circuit Court of the Twelfth Judicial Circuit in and for Manatee County, Florida Civil Division (the "Court"). The suit is seeking to foreclose on a mortgage and other security agreements on the Company's real and personal property and substantially all other assets of the Company (the "Collateral") securing obligations payable to the Bank pursuant to the terms of the loan agreements between the Company and the Bank. As previously disclosed in the Company's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2000, all obligations outstanding pursuant to the loan agreements between the Company and the Bank became due and payable on September 30, 2000 and the Company defaulted with regard to the payment thereof. The suit alleges that the Company has failed to pay its obligations under the loan agreements including principal of approximately $11.2 million, non-default interest of approximately $509,000, default interest, fees, expenses and costs and breached other terms of the loan agreements, and requests the Court to enter a judgment of foreclosure, appoint a receiver to take possession and control over the Collateral and award the Bank such other and further relief appropriate under the circumstances.

      On January 22, 2001, the Elcotel, Inc. and its subsidiaries (collectively the "Debtors") filed voluntary petitions under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida (the "Bankruptcy Court"), which cases are jointly administered under case number 01011077 (the "Chapter 11 Proceeding"). The Company is presently operating its business as debtor-in-possession and is subject to the jurisdiction of the Bankruptcy Court while a plan of reorganization is formulated. As a debtor-in-possession, the Company is authorized to continue to operate its business in the ordinary course during the Chapter 11 Proceeding. In addition, Section 362 of the Bankruptcy Code imposes an automatic stay that precludes any creditors, including the Bank and other interested parties, from taking any remedial action outside of the Chapter 11 Proceeding.


                                       2

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ELCOTEL, INC.

Date: January 22, 2001                 By: /s/ William H. Thompson
                                           -------------------------------------
                                           William H. Thompson
                                           Senior Vice President,
                                           Administration and Finance